Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Numbers: 333-276585 and 333-262895) and Form S-8 (File Number 333-269058) of Siebert Financial Corp. of our report dated March 28, 2025 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Siebert Financial Corp. for the year ended December 31, 2024.

/s/ CROWE LLP

New York, New York

March 28, 2025